Exhibit 10.2

AMENDMENT TO

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT

This AMENDMENT TO EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT (the “Amendment”), effective as of February 13, 2006, by and between CONSOLIDATED GRAPHICS, INC., a Texas corporation (the “Company”), and JOE R. DAVIS (the “Executive”), evidences that;

WHEREAS, the Executive and the Company entered into an Employment and Change in Control Agreement dated July 25, 2000 (the “Agreement”) for the purposes stated therein;

WHEREAS, in furtherance of the purposes stated therein, the Executive and the Company wish to amend such Employment and Change in Control Agreement to reflect the current circumstances of the Executive and the Company;

NOW, THEREFORE, the Company and the Executive agree as follows:

1.             The text of Section 5(a)(i) of the Agreement is hereby amended by deleting the existing text in its entirety and substituting the following text therefor:

“In lieu of any further payments under Subsection 3(a) to the Executive for periods subsequent to the Termination Date, but without affecting the rights of the Executive referred to in Subsection 5(b) hereof, a lump sum payment (the “Severance Payment”) in an amount equal to a multiple of three (3) times the sum of (A) the Executive’s annual base pay as determined in accordance with Section 4(a) of the Employment Agreement dated February 13, 2006 (the “Employment Agreement”) between the Executive and the Company, plus (B) the bonus most recently paid or then owing to the Executive pursuant to Section 5 of the Employment Agreement.”

2.             The text of Section 5(a)(iii) of the Agreement is hereby amended to insert the following clause (B) between the existing clauses (A) and (B) and to relabel the existing clauses (B), (C) and (D) as clauses (C), (D) and (E), respectively:

“(B)         all unvested equity-based grants shall be immediately vested and eligible to be converted immediately into shares of the Company’s common stock otherwise pursuant to the terms thereof and all restrictions on the sale by the Executive of any shares of the Company’s common stock, including those pursuant to the exercise of any equity-based grant imposing such restrictions, shall be removed and the securities shall become freely transferable;”

3.             The text of Section 7 of the Agreement is hereby amended by deleting the existing text in its entirety and substituting the following text therefor:

“Employment Agreement.  To the extent any provision of the Employment Agreement conflicts with a provision or provisions of this Agreement, the provision or provisions of this Agreement shall control.  For the avoidance of doubt, upon termination of the Employment Agreement pursuant to Section 15(a)(viii) thereof, notwithstanding any language in the Employment Agreement to the contrary, Sections 8 and 9 shall be of no further force or effect, and the Executive shall have no further obligations thereunder.”

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first above written.

COMPANY:

CONSOLIDATED GRAPHICS, INC.

By:	/s/ G. Christopher Colville
Name: G. Christopher Colville
Title: Executive Vice President

EXECUTIVE:

/s/ Joe R. Davis
Joe R. Davis